EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Green Automotive Company

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated May 16, 2013, except for Note 14, as to which the date is June 27, 2013, relating to our audits of the balance sheets of Green Automotive Company as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. Our report dated May 16, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

July 8, 2013